Exhibit 10.1

AT&T HEALTH PLAN
Effective January 1, 2023

ARTICLE 1 PURPOSE
The AT&T Health Plan ("Plan") provides Participants with certain medical, dental, and vision benefits, as specified herein. Effective March 23, 2010, the Plan shall be frozen to new Participants, except as described in Section 2.15. The Company intends this Plan to be a “grandfathered health plan” under the Patient Protection and Affordable Care Act (the “Affordable Care Act”). Appendix C hereto contains the required Participant disclosure regarding the Plan’s grandfathered status under the Affordable Care Act.

ARTICLE 2 DEFINITIONS
For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1Active Participant. “Active Participant” shall mean an Active Employee Participant and his Dependents.
2.2Active Employee Participant. “Active Employee Participant” shall mean an Eligible Employee electing to participate in the Plan while in active service, on a Leave of Absence or while receiving short term disability benefits under the Officer Disability Plan.
2.3Annual Deductible. “Annual Deductible” shall mean the amount the Active Participant must pay for Covered Health Services in a Plan Year before the Plan will begin paying for Covered Benefits in that calendar year. The Annual Deductible applies to all Covered Health Services. The Annual Deductible does not apply to Preventive Care, Dental Services and Vision Services. Once the Participant meets his applicable Annual Deductible, the Plan will begin to pay Covered Benefits, subject to any required Coinsurance, in accordance with and as governed by Section 4.1. The applicable Annual Deductible is set forth in Appendix A to this Plan.
2.4Annual Out-of-Pocket Maximum. “Annual Out-of-Pocket Maximum” shall mean the maximum amount of Covered Health Services an Active Participant must pay out-of-pocket every calendar year, including the Participant’s Annual Deductible. Once the Participant reaches the applicable Annual Out-of-Pocket Maximum, Covered Benefits for those Covered Health Services that apply to the Annual Out-of-Pocket Maximum are payable in accordance with and as governed by Section 4.1 during the rest of that Plan Year. The following costs shall never apply toward the Annual Out-of-Pocket Maximum: (a) any applicable Monthly Contributions and (b) any charges for Non-Covered Health Services. Even when the Annual Out-of-Pocket Maximum has been reached, Covered Benefits will not be provided for the following: (a) any applicable Monthly Contributions and (b) any charges for Non-Covered Health Services. The applicable Annual Out-of-Pocket Maximum is set forth in Appendix A to this Plan.
2.5AT&T. “AT&T” shall mean AT&T Inc. References to “Company” shall mean AT&T.
2.6CEO. "CEO" shall mean the Chief Executive Officer of AT&T Inc.

2.7COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.8Coinsurance. “Coinsurance” shall mean the amount an Active Participant must pay each time he/she receives Covered Health Services, after he/she meets the applicable Annual Deductible. Coinsurance payments are calculated as a percentage of Covered Health Services, rather than a set dollar amount. Coinsurance does not apply to Preventive Care, Dental Services and Vision Services (or Medical Services for Retired Participants as provided in Section 4.1(c)). The applicable Coinsurance percentage is set forth in Appendix A to this Plan.
2.9Committee. "Committee" shall mean the Human Resources Committee of the Board of Directors of AT&T Inc.
2.10Covered Benefits. “Covered Benefits” shall mean the benefits provided by the Plan, as provided for and governed by Section 4.1 of the Plan.
2.11Covered Health Services. “Covered Health Services” means all Medical Services or Preventive Care that would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not. Dental Services and Vision Services are not included in the definition of Covered Health Services.
2.12Dental Services. “Dental Services” shall mean services for dental and orthodontic care. The Plan Administrator, in its sole discretion, shall determine whether a particular service is classified as Preventive Care or a Dental, Medical or Vision Service.
2.13Dependent(s). “Dependent(s)” shall mean those individuals who would qualify as a Participant’s dependent(s) under the terms of the AT&T Medical Program.
2.14Disability. "Disability" shall mean qualification for long term disability benefits under Section 3.1 of the Officer Disability Plan.
2.15Eligible Employee. "Eligible Employee" shall mean an Officer. Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an “Eligible Employee” under this Plan. Employees of a company acquired by AT&T shall not be considered an Eligible Employee unless designated as such by the CEO. Notwithstanding the foregoing, only the Committee shall have the authority to exclude from participation or take any action with respect to Executive Officers.
Notwithstanding the foregoing provisions, unless otherwise provided for in Appendix D to this Plan, individuals hired, rehired or promoted to an Officer level position on or after March 23, 2010 shall be excluded from the term Eligible Employee, and such individuals (and their Dependents) shall not be eligible to participate in this Plan.
2.16Employer. "Employer" shall mean AT&T Inc. or any of its Subsidiaries.
2.17Executive Officer. “Executive Officer” shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.
2.18International Plan. “International Plan” shall mean the “AT&T International Health Plan” for Officers serving in expatriate positions with the Company.
2.19Leave of Absence. “Leave of Absence” shall mean a Company-approved leave of absence.
2.20Medical Services. “Medical Services” shall mean medical/surgical, mental health/substance abuse and prescription pharmacy services. The Plan Administrator, in its sole discretion, shall determine whether a particular service is classified as Preventive Care or a Medical, Dental or Vision Service. Medical Services do not include Dental Services and Vision Services.
2.21Monthly Contributions. “Monthly Contributions” shall mean the monthly premiums or contributions required for participation in this Plan as further governed by Article 7 of the Plan. The applicable Monthly Contributions are set forth in Exhibit A to this Plan.
2.22Non-Covered Health Services. “Non-Covered Health Services” shall mean any Medical Services or Preventive Care which do not meet the definition of Covered Health Services.
2.23Officer. "Officer" shall mean an individual who is designated as an officer level employee for compensation purposes on the records of AT&T.
2.24Participant. “Participant” shall mean an Active Participant or Retired Participant or both, as the context indicates.
2.25Plan Administrator. “Plan Administrator” shall mean the SEVP-HR, or any other person or persons whom the Committee may appoint to administer the Plan; provided that the Committee may act as the Plan Administrator at any time.
2.26Plan Year. ”Plan Year” shall mean the calendar year.
2.27Preventive Care. “Preventive Care” generally focuses on evaluating a Participant’s current health status when the Participant is symptom-free and taking the necessary steps to maintain the Participant’s health. The Plan Administrator, in its sole discretion, shall determine whether a particular service constitutes Preventive Care.
2.28Qualified Dependent. “Qualified Dependent” shall mean a Dependent who loses coverage under a COBRA eligible program due to a Qualifying Event.
2.29Qualifying Event. “Qualifying Event” shall mean any of the following events if, but for COBRA continuation coverage, they would result in a Participant’s loss of coverage under this Plan:
(1)    death of a covered Eligible Employee;
(2)    termination (other than by reason of such Eligible Employee’s gross misconduct) of an Employee’s employment;
(3)    reduction in hours of an Eligible Employee;
(4)    divorce or legal separation of an Eligible Employee or dissolution of an Eligible Employee’s registered domestic partnership;
(5)    an Eligible Employee’s entitlement to Medicare benefits; or
(6)    a Dependent child ceasing to qualify as a Dependent

2.30Retire, Retired or Retirement. “Retire,” “Retired” or "Retirement" shall mean the termination of an Active Employee Participant's employment with AT&T or any of its Subsidiaries, for reasons other than death, on or after the earlier of the following dates: (1) the date such Active Employee Participant has attained age 55, and, for an Active Employee Participant on or after January 1, 2002, has five (5) years of service, or (2) the date the Active Employee Participant has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997:

Net Credited Service Age
25 years or more    50 or older
30 years or more    Any age

2.31 Retired Participant. “Retired Participant” shall mean a Retired Employee Participant and his Dependents.
2.32 Retired Employee Participant. “Retired Employee Participant” shall mean a former Active Employee Participant who has Retired within the meaning of Section 2.30 and who meets the additional requirements of Section 3.2 to be eligible for coverage in Retirement.
2.33    SEVP-HR.     “SEVP-HR” shall mean AT&T’s highest ranking Officer, specifically responsible for human resources matters.
2.34    Subsidiary. "Subsidiary" shall mean any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest. The Committee may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.
2.35    Vision Services. “Vision Services” shall mean services for vision care. The Plan Administrator, in its sole discretion, shall determine whether a particular service is classified as Preventive Care or a Vision, Medical or Dental Service.
2.36 Medicare Eligible Retired Participant. “Medicare Eligible Retired Participant” shall mean a Retired Participant who is eligible for Medicare due to reaching the eligible age for Medicare.

ARTICLE 3 ELIGIBILITY

3.1Active Participants. Each Eligible Employee shall be eligible to participate in this Plan along with his/her Dependent(s) beginning on the effective date of the employee becoming an Eligible Employee.
In order to continue participation, the Active Participant must pay all applicable Monthly Contributions. If an Active Employee Participant terminates participation in this Plan at any time for any reason, that Participant and his/her Dependent(s) shall be ineligible to participate in the Plan at any time in the future.
3.2Retired Participants. Provisions of this Plan will continue in effect during Retirement for each Retired Employee Participant and his/her Dependent(s) with respect to any Eligible Employee who became a Participant before January 1, 1999. Neither an Eligible Employee who became a Participant after December 31, 1998 nor his/her Dependent(s) shall be eligible for participation hereunder on or after such Participant’s Retirement. Coverage for Retired Participants shall be subject to the payment of all applicable Monthly Contributions, as governed by Article 7. The provisions of this Plan related to Retired Participants, including the level of Covered Benefits and the applicable Monthly Premiums, shall begin to apply on the first day of the month following the month in which the Active Employee Participant Retires. If a Retired Employee Participant

terminates participation at any time for any reason, participation of that Retired Employee participant and his/her Dependent(s) may not be reinstated for any reason.

3.3Requirement to Enroll and Participate in Medicare and the International Plan. Notwithstanding any provision in this plan to the contrary, as a condition to participation in the Plan, each Participant must be enrolled in, paying for, and participating in (i) all parts of Medicare for which such Participant is eligible and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage, and (ii) the International Plan (if eligible).

ARTICLE 4 BENEFITS

4.1Covered Benefits. Subject to the limitations in this Plan (including but not limited to the loyalty conditions set forth in Article 8 below), this Plan provides the benefits described below. Monthly Contributions for participation in this Plan, the International Plan, Medicare, or any other health plan are not considered “services”, and are therefore are not Covered Benefits under this Plan.
(a)Active Participants (Medical Services and Preventive Care)
Medical Services - After the Annual Deductible has been met, 100% payment of Covered Health Services not paid under the International Plan or Medicare minus the amount of Coinsurance, until the Active Participant reaches the Annual Out-of-Pocket Maximum, at which time coverage is 100% of Covered Health Services (or 100% of Covered Health Services not paid under the International Plan).
Preventive Care - Preventive Care is covered at 100%, not subject to the Annual Deductible or Coinsurance.
(b)Active Participants (Dental Services and Vision Services)
100% payment, through reimbursement or otherwise, of all Dental Services and Vision Services not paid under the Active Participant’s (i) Medicare, or (ii) International Plan, provided expenses for such services would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not.
(c)Retired Participants
100% payment, through reimbursement or otherwise, of all Medical, Dental, Vision and Preventive services not paid under the Retired Participant’s Medicare, provided expenses for such services would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not.
4.2Priority of Paying Covered Claims. Claims for benefits will be applied against the various health plans, as applicable, and coordinated with Medicare in the following order:
(1)Medicare, to the extent the Participant is eligible therefore and such claim is actually paid by Medicare,
(2)International Plan, if applicable,
(2)    CarePlus, if elected,
(3)    Long Term Care Plan, if elected,
(4)    this Plan.

ARTICLE 5 TERMINATION OF PARTICIPATION

5.1Termination of Participation. Participation will cease on the last day of the month in which one of the following conditions occurs:
(1)A Participant ceases to meet the definition of a Dependent (as set forth in Section 2.13 of this Plan) for any reason, in which case participation ceases for such Participant;
(2)A Participant eligible to enroll in Medicare is no longer a participant in all parts of Medicare for which such Participant is eligible to enroll and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage, in which case participation ceases for such Participant;
(3)The Active Employee Participant’s termination of employment for reasons other than Death, Disability, or Retirement by an individual who meets the applicable requirements of Section 3.2 in order to qualify for Plan benefits in Retirement, in which case participation ceases for the Participant and his/her Dependent(s);
(4)The demotion or designation of an Active Employee Participant so as to no longer be eligible to participate in the Plan, in which case participation ceases for the Participant and his/her Dependent(s);
(5)The Active Employee Participant (or Retired Employee Participant) participates in an activity that constitutes engaging in competitive activity with AT&T or engaging in conduct disloyal to AT&T under Article 8, in which case participation ceases for the Active Employee Participant (or Retired Employee Participant) and his/her Dependent(s); or
(6)Discontinuance of the Plan by AT&T, or, with respect to a Subsidiary’s Active Employee Participants (or Retired Employee Participants), such Subsidiary’s failure to make the benefits hereunder available to Active Employee Participants employed by it (or its Retired Employee Participants).
Death. In the event of the Active Employee Participant’s (or Retired Employee’s Participant’s) death, his Dependents may continue participation in this Plan as follows:
(1)    In the event of the death of a Retired Employee Participant such Retired Employee Participant’s Dependents may continue participation in this Plan, eligible for the Covered Benefits described in Section 4.1(c) of the Plan, for so long as such Dependents would have otherwise been eligible to participate under the terms of the AT&T Medical Program, are paying any applicable contributions for this Plan as provided in Article 7, and are participating in Medicare if eligible. If a surviving spouse of such deceased Active Employee Participant otherwise eligible for participation in the Plan remarries, his/her participation and the participation of any otherwise eligible Dependents will cease with the effective date of his/ her marriage.

(2)    In the event of an in-service death of an Active Employee Participant eligible to participate in the Plan in Retirement as provided under Article 3.2, who was Retirement eligible, within the meaning of Section 2.30, at the time of death, such Active Employee Participant’s surviving Dependents may continue participation in this Plan, eligible for the Covered Benefits described in Section 4.1(a) and (b), for so long as such Dependents would have otherwise been eligible for participation under the terms of the AT&T Medical Program, are paying any applicable contributions for this Plan as provided in Article 7, and are participating in Medicare if eligible. If a surviving spouse of such deceased Active Employee Participant otherwise eligible for participation in the Plan remarries, his/her participation and the participation of any otherwise eligible Dependents will cease with the effective date of his/ her marriage.
(3)    In the event of (i) an in-service death of an Active Employee Participant not eligible to participate in the Plan in Retirement as provided in Article 3.2 or (ii) an in-service death of an Active Employee Participant eligible to participate in the Plan in Retirement as provided in Article 3.2 but the individual was not Retirement eligible, within the meaning of Section 2.30, at the time of death, such Active Employee Participant’s Dependent(s) may continue participation in this Plan, eligible for the Covered Benefits described in Sections 4.1(a) and (b), for a 36-month period commencing the month following the month in which such Active Employee Participant dies as long as such Dependent(s) would have otherwise been eligible for participation under the terms of the AT&T Medical Program and subject to the payment of Active Participant Contributions for the first 12 months and payment of Active COBRA Contributions for the remaining 24 months, as provided by Articles 7 and 10.1. If the Active Employee Participant’s Dependent(s) are eligible for COBRA, they will automatically be enrolled in COBRA so that there is no lapse in coverage, and this 36-month coverage will be integrated and run concurrently with COBRA coverage.

ARTICLE 6 DISABILITY

6.1Disability. With respect to any Active Employee Participant who commences receipt of short term or long term disability benefits under the Officer Disability Plan, participation under this Plan will be as follows:
(1)    The Participant will continue to participate in this Plan, eligible for the Covered Benefits described in Section 4.1(a) and (b), for as long as he/she receives short term disability benefits under the Officer Disability Plan and pays the applicable contributions for this Plan as provided by Article 7.
(2)    An Active Employee Participant not eligible to participate in the Plan in Retirement as provided in Article 3.2 who commences long term disability benefits under the Officer Disability Plan or an Active Employee Participant eligible to participate in the Plan in Retirement as provided in Article 3.2 but who is not Retirement eligible, within the meaning of Section 2.30, at the time long term disability benefits under the Officer Disability Plan commence, will cease participation in this Plan (along with his/her Dependents) effective as of the last day of the calendar month in which such long term disability benefits commence, unless such benefits commence on the first day of a calendar month, in which case participation in this Plan shall cease effective as of the last day of the prior month.
(3)    An Active Employee Participant eligible to participate in the Plan in Retirement as provided in Article 3.2 ,who is Retirement eligible, within the meaning of Section 2.30, at the time long term disability benefits under the Officer Disability Plan commence, will be eligible to continue participation in this Plan on the same terms and conditions that participation would be available to such Participant in Retirement, subject to the payment of applicable contributions for this Plan as provided by Article 7, regardless of his/her continued receipt of long term disability benefits under the Officer Disability Plan.
ARTICLE 7 COSTS

7.1Provision of Benefits under the Plan. Except as provided below in this Article 7 with respect to required Monthly Contributions or with respect to any required Coinsurance, the benefits available to Participants under this Plan shall be provided through an insurance policy maintained by AT&T.
7.2Active Participant Contributions. An Active Participant electing to participate in the Plan will pay Monthly Contributions to participate in the Plan while in active service, while on Leave of Absence or while receiving short term disability benefits under the Officer Disability Plan. The Monthly Contribution for participation may change annually, effective at the beginning of each Plan Year. Contributions to be made by Active Participants electing to participate in the Plan shall be set annually by the SEVP-HR, determined in the SEVP-HR’s sole and absolute discretion. The SEVP-HR may adopt tiered rates for similarly situated groups of Participants based on factors such as the number of Dependents covered or Medicare eligibility. Notwithstanding the foregoing, required Monthly Contributions for Executive Officers shall be approved by the Committee.
7.3Retired Participant Contributions. Retired Participants who elect to participate will pay Monthly Contributions to participate in the Plan. The Monthly Contribution for participation may change annually, effective at the beginning of each Plan Year. Contributions to be made by Retired Participants who elect to participate shall be set annually by the SEVP-HR (in his/her sole and absolute discretion), to the extent their contributions have not previously been provided for in a separate agreement.
7.4Survivor Contributions. Upon the death of a Participant, the Participant’s Dependents shall be required to pay Monthly Contributions to participate in the Plan. The Monthly Contributions shall be set annually by the SEVP-HR, in the SEVP-HR’s sole and absolute discretion. Any changes to the Monthly Contributions shall be effective at the beginning of each Plan Year.
7.5Contributions for Participants on Disability. Participants continuing benefits while on Disability shall be required to pay Monthly Contributions to participate in the Plan. The Monthly Contributions shall be set annually by the SEVP-HR, determined in the SEVP-HR’s sole and absolute discretion. Any changes to the Monthly Contributions shall be effective at the beginning of each Plan Year.

ARTICLE 8 LOYALTY CONDITIONS

8.1Participants acknowledge that no coverage and benefits would be provided under this Plan on and after January 1, 2010 but for the loyalty conditions and covenants set forth in this Article, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan coverage and benefits for the Participants on or after January 1, 2010. Accordingly, as a condition of receiving coverage and any Plan benefits on or after January 1, 2010, each Participant is deemed to agree that he/she shall not, without obtaining the written consent of the Plan Administrator in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section. Further and notwithstanding any other provision of this Plan, all coverage and benefits under this Plan on and after January 1, 2010 with respect to a Participant and his or her Dependents shall be subject in their entirety to the enforcement provisions of this Section if the Participant, without the Plan Administrator’s consent, participates in an activity that constitutes engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as defined below. The provisions of this Article 8 as in effect immediately before such date shall be applicable to Participants who retire before January 1, 2010.
8.2Definitions. For purposes of this Article and of the Plan generally
(1)an “Employer Business” shall mean AT&T, any Subsidiary, or any business in which AT&T or a Subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;
(2)“engaging in competition with AT&T” shall mean, while employed by an Employer Business or within two (2) years after the Participant’s termination of employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.
(3)“engaging in conduct disloyal to AT&T” means, while employed by an Employer Business or within two  (2) years after the Participant’s termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1)  year prior to the termination of the Participant’s employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the termination of the Participant’s employment, for any reason to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the termination of Participant’s employment for any reason (“Customer”), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. “Engaging in conduct disloyal to AT&T” also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.
(4)“Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Participant. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Participant from a third party; (iii) was known to the Participant prior to receipt from the Employer Business; or (iv) was independently developed by the Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.
8.3Forfeiture of Benefits. Subject to the provisions of Section 1001(5) of the Affordable Care Act, coverage and benefits shall be forfeited and shall not be provided under this Plan for any period as to which the Plan Administrator determines that, within the time period and without the written consent specified, Participant has been either engaging in competition with AT&T or engaging in conduct disloyal to AT&T.
8.4Equitable Relief. The parties recognize that any Participant’s breach of any of the covenants in this Article 8 will cause irreparable injury to AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to receive Plan coverage and benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan and payment of Plan benefits for all Participants. Accordingly, in the event of a Participant’s actual or threatened breach of the covenants in this Article, the Plan Administrator, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Article 8. In addition, AT&T shall pay for any Plan expenses that the Plan Administrator incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies. To enforce its repayment rights with respect to a Participant, the Plan shall have a first priority, equitable lien on all Plan benefits provided to or for the Participant and his or her Dependents. In the event the Plan Administrator succeeds in enforcing the terms of this Article through a written settlement with the Participant or a court order granting an injunction hereunder, the Participant shall be entitled to collect Plan benefits collect Plan benefits prospectively, if the Participant is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Participant), provided that the Participant complies with said settlement or injunction.
8.5Uniform Enforcement. In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s accrual or receipt of benefits under the Plan after January 1, 2010 that each and all of the following conditions apply to all Participants and to any benefits that are paid or are payable under the Plan:
(5)ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan, and as its “named fiduciary” within the meaning of ERISA.
(6)All litigation between the parties relating to this Article shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.
(7)If the Plan Administrator determines in its sole discretion either (I) that AT&T or its affiliate that employed the Participant terminated the Participant’s employment for cause, or (II) that equitable relief enforcing the Participant’s covenants under this Article 8 is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Participant has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Participant shall not be entitled to collect any Plan benefits, and if any Plan benefits have been paid to the, the Participant shall immediately repay all Plan benefits to the Plan (with such repayments being used within such year for increased benefits for other Participants in any manner determined in the Plan Administrator’s discretion) upon written demand from the Plan Administrator. Furthermore, the Participant shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

ARTICLE 9 MISCELLANEOUS

9.1Administration. The Plan Administrator is the named fiduciary of the Plan and has the power and duty to do all things necessary to carry out the terms of the Plan. The Plan Administrator has the sole and absolute discretion to interpret the provisions of the Plan, to make findings of fact, to determine the rights and status of Participants and other under the Plan, to determine which expenses and benefits qualify as Covered Health Services or Covered Benefits, to make all benefit determinations under the Plan, to decide disputes under the Plan and to delegate all or a part of this discretion to third parties and insurers. To the fullest extent permitted by law, such interpretations, findings, determinations and decisions shall be final, binding and conclusive on all persons for all purposes of the Plan. The Plan Administrator may delegate any or all of its authority and responsibility under the Plan to other individuals, committees, third party administrators, claims administrators or insurers for any purpose, including, but not limited to the processing of benefits and claims related thereto. In carrying out these functions, these individuals or entities have been delegated responsibility and discretion for interpreting the provisions of the Plan, making findings of fact, determining the rights and status of Participants and others under the Plan, and deciding disputes under the Plan and such interpretations, findings, determinations and decisions shall be final, binding and conclusive on all persons for all purposes of the Plan.
9.2Amendments and Termination. This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations.
9.3Newborns' and Mothers' Health Protection Act of 1996. To the extent this Plan provides benefits for hospital lengths of stay in connection with childbirth, the Plan will cover the minimum length of stay required for deliveries (i.e., a 48-hour hospital stay after a vaginal delivery or a 96-hour stay following a delivery by Cesarean section.) The mother’s or newborn’s attending physician, after consulting with the mother, may discharge the mother or her newborn earlier than the minimum length of stay otherwise required by law. Such coverage shall be subject to all other provisions of this Plan.
9.4Women's Health and Cancer Rights Act of 1998. To the extent this Plan provides benefits for mastectomies, it will provide, for an individual who is receiving benefits in connection with a mastectomy and who elects breast reconstruction in connection with such mastectomy, coverage for reconstruction on the breast on which the mastectomy was performed, surgery and reconstruction on the other breast to give a symmetrical appearance, and prosthesis and coverage for physical complications of all stages of the mastectomy, including lymphedemas. Such coverage shall be subject to all other provisions of this Plan.
9.5Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008. To the extent this Plan provides mental health benefits or substance use disorder benefits it will not place annual or lifetime maximums for such benefits that are lower than the annual and lifetime maximums for physical health benefits. In addition, the financial requirements (e.g., deductibles and co-payments) and treatment limitations (e.g., number of visits or days of coverage) that apply to mental health benefits or substance use disorder benefits will not be more restrictive than the predominant financial requirements or treatment limitations that apply to substantially all medical/surgical benefits; mental health benefits and substance use disorder benefits will not be subject to any separate cost sharing requirements or treatment limitations that only apply to such benefits; if the Plan provides for out of network medical/surgical or substance use disorder benefits, it will provide for out of network mental health and substance use disorder benefits and standards for medical necessity determinations and reasons for any denial of benefits relating to mental health benefits and substance use disorder benefits will be made available upon request to plan participants. Such coverage shall be subject to all other provisions of this Plan.
9.6Continuation of Coverage During Family or Medical Leave. During any period which an Active Employee Participant is on a family or medical leave as defined in the Family or Medical Leave Act, any benefit elections in force for such Participant shall remain in effect. While the Participant is on paid leave, contributions shall continue. If the Participant is on an unpaid leave, the Participant may elect to prepay required contributions on a pre-tax basis before the commencement of such unpaid leave. Alternatively, the Participant may elect to make such payments on an after-tax basis monthly in accordance with an arrangement that the Plan Administrator shall provide. If coverage is not continued during the entire period of the family or medical leave because the Participant declines to pay the premium, the coverage must be reinstated upon reemployment with no exclusions or waiting periods, notwithstanding any other provision of this Plan to the contrary. If the Participant does not return to work upon completion of the leave, the Participant must pay the full cost of any health care coverage that was continued on his/her behalf during the leave. These rules apply to the COBRA eligible programs.
9.7Rights While on Military Leave. Pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, an Active Employee Participant on military leave will be considered to be on a Leave of Absence and will be entitled during the leave to the health and welfare benefits that would be made available to other similarly situated employees if they were on a Leave of Absence. This entitlement will end if the individual provides written notice of intent not to return to work following the completion of the military leave. The individual shall have the right to continue his/her coverage, including any Dependent coverage, for the lesser of the length of the leave or 18 months. If the military leave is for a period of 31 days or more, the individual may be required to pay 102 percent of the total premium (determined in the same manner as a COBRA continuation coverage premium). If coverage is not continued during the entire period of the military leave because the individual declines to pay the premium or the leave extends beyond 18 months, the coverage must be reinstated upon reemployment with no pre-existing condition exclusions (other than for service-related illnesses or injuries) or waiting periods (other than those applicable to all Eligible Employees).
9.8Qualified Medical Child Support Orders. The Plan will comply with any Qualified Medical Child Support Order issued by a court of competent jurisdiction or administrative body that requires the Plan to provide medical coverage to a Dependent child of an Active Employee or Retired Employee Participant. The Plan Administrator will establish reasonable procedures for determining whether a court order or administrative decree requiring medical coverage for a Dependent child meets the requirements for a Qualified Medical Child Support Order. The cost of coverage or any additional cost of such coverage, if any, shall be borne by the Participant.
9.9Right of Recovery. If the Plan has made an erroneous or excess payment to any Participant, the Plan Administrator shall be entitled to recover such excess from the individual or entity to whom such payments were made. The recovery of such overpayment may be made by offsetting the amount of any other benefit or amount payable by the amount of the overpayment under the Plan.

ARTICLE 10 COBRA

10.1Continuation of Coverage Under COBRA. Participants shall have all COBRA continuation rights required by federal law and all conversion rights. COBRA continuation coverage shall be continued as provided in this Article 10.
10.2COBRA Continuation Coverage for Terminated Participants. A covered Active Employee Participant may elect COBRA continuation coverage, at his/her own expense, if his participation under this Plan would terminate as a result of one of the following Qualifying Events: an Employee’s termination of employment or reduction of hours with an Employer.
10.3COBRA Continuation Coverage for Dependents. A Qualified Dependent may elect COBRA continuation coverage, at his/her own expense, if his/her participation under this Plan would terminate as a result of a Qualifying Event.
10.4Period of Continuation Coverage for Covered Participants. A covered Active Employee Participant who qualifies for COBRA continuation coverage as a result of a Participant’s termination of employment or reduction in hours of employment described in Subsection 10.2 may elect COBRA continuation coverage for up to 18 months measured from the date of the Qualifying Event.
Coverage under this Subsection 10.4 may not continue beyond the:
(1)date on which the Active Employee Participant’s Employer ceases to maintain this Plan;

(2)last day of the month for which premium payments have been made with respect to this Plan, if the individual fails to make premium payments on time, in accordance with Subsection 10.6;
(3)date the covered Active Employee Participant becomes entitled to Medicare; or
(4)date the covered Participant is no longer subject to a pre-existing condition exclusion under the Participant's other coverage or new employer plan for the type of coverage available under the COBRA eligible program for which the COBRA election was made.
10.5Period of COBRA Continuation Coverage for Dependents. If a Qualified Dependent elects COBRA continuation coverage under a COBRA eligible program as a result of the an Active Employee Participant’s termination of employment as described in Subsection 10.2, continuation coverage may be continued for up to 18 months measured from the date of the Qualifying Event. COBRA continuation coverage for all other Qualifying Events may continue for up to 36 months.
Continuation coverage under this Subsection 10.5 with respect to a COBRA eligible program may not continue beyond the date:
(1)on which premium payments have not been made, in accordance with Subsection 10.6 below;
(2)the Qualified Dependent becomes entitled to Medicare;
(3)on which the Employer ceases to maintain this Plan; or
(4)the Qualified Dependent is no longer subject to a pre-existing condition exclusion under the Participant’s other coverage or new employer plan for the type of coverage available under this Plan.
10.1Contribution Requirements for COBRA Continuation Coverage. Covered Participants and Qualified Dependents who elect COBRA continuation coverage as a result of a Qualifying Event will be required to pay continuation coverage payments. Continuation coverage payments are the payments required for COBRA continuation coverage that is an amount equal to a reasonable estimate of the cost to this Plan of providing coverage for all covered Participants at the time of the Qualifying Event plus a 2% administrative expense. In the case of a disabled individual who receives an additional 11-month extended coverage under COBRA, the Employer may assess up to 150% of the cost for this extended coverage period. Such cost shall be determined on an actuarial basis and take into account such factors as the Secretary of the Treasury may prescribe in regulations.
Covered Participants and Qualified Dependents must make the continuation coverage payment prior to the first day of the month in which such coverage will take effect. However, a covered Participant or Qualified Dependent has 45 days from the date of an affirmative election to pay the continuation coverage payment for the first month's payment and the cost for the period between the date medical coverage would otherwise have terminated due to the Qualifying Event and the date the covered Participant and/or Qualified Dependent actually elects COBRA continuation coverage.
The covered Participant and/or Qualified Dependent shall have a 30-day grace period to make the continuation coverage payments due thereafter. Continuation coverage payments must be postmarked on or before the completion of the 30-day grace period. If continuation coverage payments are not made on a timely basis, COBRA continuation coverage will terminate as of the last day of the month for which timely premiums were made. The 30-day grace period shall not apply to the 45-day period for the first month’s payment of COBRA premiums as set out in the section above.
If payment is received that is significantly less than the required continuation coverage payment, then continuation coverage will terminate as of the last day of the month for which premiums were paid. A payment is considered significantly less than the amount due if it is greater than the lesser of $50 or 10% of the required continuation coverage payment. Upon receipt of a continuation coverage payment that is insignificantly less than the required amount, the Plan Administrator must notify the covered Participant or Qualified Dependent of the amount of the shortfall and provide them with an additional 30-day grace period from the date of the notice for this payment only.

10.2Limitation on Participant's Rights to COBRA Continuation Coverage.
(1)If a Qualified Dependent loses, or will lose medical coverage under this Plan as a result of divorce, legal separation, entitlement to Medicare, or ceasing to be a Dependent, such Qualified Dependent is responsible for notifying the Plan Administrator in writing within 60 days of the Qualifying Event. Failure to make timely notification will terminate the Qualified Dependent's rights to COBRA continuation coverage under this Article.
(2)A Participant must complete and return the required enrollment materials within 60 days from the later of (a) the date of loss of coverage, or (b) the date the Plan Administrator sends notice of eligibility for COBRA continuation coverage. Failure to enroll for COBRA continuation coverage during this 60-day period will terminate all rights to COBRA continuation coverage under this Article. An affirmative election of COBRA continuation coverage by a Participant or his/her spouse shall be deemed to be an election for that Participant's Dependent(s) who would otherwise lose coverage under the Plan.
10.6Subsequent Qualifying Event. If a second Qualifying Event occurs during an 18-month extension explained above, coverage may be continued for a maximum of 36 months from the date of the first Qualifying Event. In the event the Dependent loses coverage due to a Qualifying Event and after such date the Participant becomes entitled to Medicare, the Dependent shall have available up to 36 months of coverage measured from the date of the Qualifying Event that causes the loss of coverage. If the Participant was entitled to Medicare prior to the Qualifying Event, the Dependent shall have up to 36 months of coverage measured from the date of entitlement to Medicare.
10.7Extension of COBRA Continuation Period for Disabled Individuals. The period of continuation shall be extended to 29 months in total (measured from the date of the Qualifying Event) in the event the individual is disabled as determined by the Social Security laws within 60 days of the Qualifying Event. The individual must provide evidence to the Plan Administrator of such Social Security determination prior to the earlier of 60 days after the date of the Social Security determination, or the expiration of the initial 18 months of COBRA continuation coverage. In such event, the Employer may charge the individual up to 150% of the COBRA cost of the coverage.

ARTICLE 11 PRIVACY OF MEDICAL INFORMATION
11.1Definitions. For purposes of this Article 11, the following defined terms shall have the meaning assigned to such terms in this subsection:
(1)    “Business Associate” shall have the meaning assigned to such phrase at 45 C.F.R. § 160.103;
(2)    “Health Care Operations” shall have the meaning assigned to such phrase at 45 C.F.R. § 164.501;
(3)    “HIPAA” shall mean Parts 160 (“General Administrative Requirements”) and 164 (“Security and Privacy”) of Title 45 of the Code of Federal Regulations as such parts are amended from time to time;
(4)    “Payment” shall have the meaning assigned to such phrase at 45 C.F.R § 160.103;

(5)    “Protected Health Information” or “PHI” shall have the meaning assigned to such phrase at 45 C.F.R. § 160.103; and
(6)    “Treatment” shall have the meaning assigned to such phrase at 45 C.F.R. § 164.501.
11.2Privacy Provisions Relating to Protected Health Information (“PHI”). The Plan and its Business Associates shall use and disclose PHI to the extent permitted by, and in accordance with, HIPAA, for purposes of providing benefits under the Plan and for purposes of administering the plan, including, by way of illustration and not by way of limitation, for purposes of Treatment, Payment, and Health Care Operations.
Disclosure of De-Identified or Summary Health Information. The HIPAA Plan, or, with respect to the HIPAA Plan, a health insurance issuer, may disclose summary health information (as that phrase is defined at 45 C.F.R. § 160.5049a)) to the Plan Sponsor of the HIPAA Plan (and its affiliates) if such entity requests such information for the purpose of:
(1)Obtaining premium bids from health plans for providing health insurance coverage under the HIPAA Plan;
(2)    Modifying, amending or terminating the group health benefits under the HIPAA Plan.
In addition, the HIPAA Plan or a health insurance insurer with respect to the HIPAA Plan may disclose to the Plan Sponsor of the HIPAA Plan (or its affiliates) information on whether an individual is participating in the group health benefits provided by the HIPAA Plan or is enrolled in, or has ceased enrollment with health insurance offered by the HIPAA Plan.
11.3The HIPAA Plan Will Use and Disclose PHI as Required by Law or as Permitted by the Authorization of the Participant or Beneficiary. Upon submission of an authorization signed by a Participant, beneficiary, subscriber or personal representative that meets HIPAA requirements, the HIPAA Plan will disclose PHI.
In addition, PHI will be disclosed to the extent permitted or required by law, without the submission of an authorization form.
11.4Disclosure of PHI to the Plan Sponsor. The HIPAA Plan will disclose information to the Plan Sponsor only upon certification from the Plan Sponsor that the HIPAA Plan documents have been amended to incorporate the assurances provided below.
The Plan Sponsor agrees to:
(1)    not use or further disclose PHI other than as permitted or required by the HIPAA Plan document or as required by law;
(2)    ensure that any affiliates or agents, including a subcontractor, to whom the Plan Sponsor provides PHI received from the HIPAA Plan, agrees to the same restrictions and conditions that apply to the Plan Sponsor with respect to such PHI;
(3)    not use or disclose PHI for employment-related actions and decisions unless authorized by the individual to whom the PHI relates;
(4)    not use or disclose PHI in connection with any other benefits or employee benefit plan of the Plan Sponsor or its affiliates unless permitted by the Plan or authorized by an individual to whom the PHI relates;

(5)    report to the Plan any PHI use or disclosure that is inconsistent with the uses or disclosures provided for of which it becomes aware;
(6)    make PHI available to an individual in accordance with HIPAA’s access rules;
(7)    make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;
(8)    make available the information required to provide an accounting of disclosures;
(9)    make internal practices, books and records relating to the use and disclosure of PHI received from the HIPAA Plan available to the Secretary of the United States Department of Health and Human Resources for purposes of determining the Plan’s compliance with HIPAA; and
(10)    if feasible, return or destroy all PHI received from the HIPAA Plan that the Plan Sponsor still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible).
11.5Separation Between the Plan Sponsor and the HIPAA Plan. In accordance with HIPAA, only the following employees and Business Associate personnel shall be given access to PHI:
(1)    employees of the AT&T Benefits and/or AT&T Executive Compensation organizations responsible for administering group health plan benefits under the HIPAA Plan, including those employees whose functions in the regular course of business include Payment, Health Care Operations or other matters pertaining to the health care programs under a HIPAA Plan;
(2)    employees who supervise the work of the employees described in (1), above;
(3)    support personnel, including other employees outside of the AT&T Benefits or AT&T Executive Compensation organizations whose duties require them to rule on health plan-related appeals or perform functions concerning the HIPAA Plan;
(4)    investigatory personnel to the limited extent that such PHI is necessary to conduct investigations of possible fraud;
(5)    outside and in-house legal counsel providing counsel to the HIPAA Plan;
(6)    consultants providing advice concerning the administration of the HIPAA Plan; and
(7)    the employees of Business Associates charged with providing services to the HIPAA Plan.
The persons identified above shall have access to and use PHI to the extent that such access and use is necessary for the administration of group health benefits under a HIPAA Plan. If these persons do not comply with this Plan document, the Plan Sponsor shall provide a mechanism for resolving issues of noncompliance, including disciplinary sanctions.
11.6Enforcement.

Enforcement of this Article 11 shall be as provided for by HIPAA. In particular, participants and beneficiaries are not authorized to sue with regard to purported breaches of this Article 11 except as explicitly permitted by HIPAA.
ARTICLE 12    CLAIM AND APPEAL PROCESS
12.1    Claims for Benefits under the Plan. – See Appendix B.
12.2    Claims Related to Basic Eligibility for Coverage under the Plan and Claims Related to the Article 8 Loyalty Conditions.
(a)    Claims. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) based on a claim for basic eligibility for coverage under the Plan or a claim related to the Article 8 Loyalty Conditions may file a written request for such benefit with the Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Administration Department at its then principal place of business.
(b)    Claim Decision. Upon receipt of a claim, the AT&T Executive Compensation Administration Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Administration Department determines that special circumstances require an extension of time beyond the initial ninety (90)- day claim review period, the AT&T Executive Compensation Administration Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Administration Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Administration Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.
If the claim is denied by the AT&T Executive Compensation Administration Department, in whole or in part, the AT&T Executive Compensation Administration Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth: (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the Plan’s procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under this section and for conducting the review under this section ; and (vi) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under this section.
(c)    Request for Review. Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in this section, the Claimant may request in writing that the Plan Administrator review the determination of the AT&T Executive Compensation Administration Department. Such request must be addressed to the Plan Administrator at the address provided in the written decision regarding the claim. To assist the Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Committee. If the Claimant does not request a review by the Plan Administrator of the AT&T Executive Compensation Administration Department’s decision within such sixty (60)-day period, the Claimant shall be barred and estopped from challenging the determination of the AT&T Executive Compensation Administration Department.
(d)    Review of Decision. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review the decision of the AT&T Executive Compensation Administration Department. If the Plan Administrator determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Plan Administrator shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Plan Administrator expects to render its decision on the review of the claim. If this notice is provided, the Plan Administrator may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.
During its review of the claim, the Plan Administrator shall:
(1)    Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to this section;
(2)    Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Plan documents; and
(3)    Follow reasonable procedures to ensure that the applicable Plan provisions are applied to the Participant to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Participants.
After considering all materials presented by the Claimant, the Plan Administrator will render a decision, written in a manner designed to be understood by the Claimant. If the Plan Administrator denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Plan on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this section before they seek any other legal recourse regarding claims for benefits.

Appendix A

AT&T Health Plan
2023 Monthly Contributions, Annual Deductible, Coinsurance Percentages and
Annual Out-of-Pocket Maximum

Active Participants

Monthly Contributions	Individual - $ 262 Individual + Spouse - $ 428 Individual + 1 or More Children - $ 282 Individual + Spouse + 1 or More Children - $ 667
Annual Deductible	Individual - $ 1,750 All other tiers - $ 3,500
Coinsurance Percentage	10% after the Annual Deductible is met. Coinsurance applies until the Annual Out-of-Pocket Maximum is reached.
Annual Out-of-Pocket Maximum	Individual - $ 7,050 All other tiers- $ 14,100 (individual amount of $ 7,050)

Retired Participants – Monthly Contributions

Retired Prior to August 31, 1992 and Surviving Spouses	Individual - $ 278 Individual + Spouse - $ 278 Individual + 2 or More - $ 278
Retired on or after September 1, 1992 and Surviving Spouses Note: The Plan Administrator shall maintain records governing whether a Retired Participant is in Class A, B, C or D.	Class A	Individual - $ 843 Individual + Spouse - $ 1,349 Individual + 1 or More Children - $ 843 Individual + Spouse + 1 or More Children - $ 1,499
	Class B	Individual - $ 1,004 Individual + Spouse - $ 1,506 Individual + 1 or More Children - $ 1,004 Individual + Spouse + 1 or More Children - $ 1,827
	Class C	Individual - $ 1,246 Individual + Spouse - $ 1,745 Individual + 1 or More Children - $ 1,246 Individual + Spouse + 1 or More Children - $ 2,219
	Class D	Individual - $ 1,739 Individual + Spouse - $ 2,609 Individual + 1 or More Children - $ 1,739 Individual + Spouse + 1 or More Children - $ 3,026

COBRA Continuation Coverage – Monthly Contributions

Active COBRA	Individual - $2,747 Individual + Spouse - $5,628 Individual + 1 or More Children - $4,464 Individual + Spouse + 1 or More Children - $8,051
Retired Prior to August 31, 1992 and Surviving Spouses COBRA	Individual - $2,161 Individual + 1 - $4,221 Individual + 2 or More - $6,061
Retired on or after September 1, 1992 and Surviving Spouses COBRA	Individual - $2,117 Individual + Spouse - $4,338 Individual + 1 or More Children - $3,440 Individual + Spouse + 1 or More Children - $6,205

APPENDIX B

CLAIMS PROCEDURE APPLICABLE TO CLAIMS FOR BENEFITS UNDER THE PLAN

Claim for Benefits Procedures
You, your covered dependents or a duly authorized person has the right under ERISA and the Plan to file a written claim for benefits under the Plan. The following describes the procedures used by the Plan to process claims for benefits, along with your rights and responsibilities. These procedures were designed to comply with the rules of the Department of Labor (DOL) concerning claims for Benefits. It is important that you follow these procedures to make sure that you receive full benefits under the Plan.
The Plan is an ERISA plan, and you may file suit in federal court if you are denied benefits you believe are due you under the Plan. However, you must complete the full claims and appeal process offered under the Plan before filing a lawsuit.
Filing a Claim for Benefits
When filing a claim for benefits, you should file the claim with the Claims Administrator. The Claims Administrator is the third party to whom claims and appeal responsibility has been delegated as permitted under Section 9.1 of the Plan.
The following are not considered claims for benefits under the Plan:
•A claim related to basic eligibility for coverage under the Plan (See Section 12.2 of the Plan).
•A claim related to the Loyalty Conditions contained in Article 8 of the Plan (See Section 12.2 of the Plan).
Claim Filing Limits
A request for payment of benefits must be submitted within one year after the date of service or the date the prescription was provided.
Required Information
When you request payment of benefits from the Plan, you must provide certain information as requested by the Claims Administrator.
Benefit Determinations
Post-Service Claims
Post-service claims are those claims that are filed for payment of benefits after medical care has been received. If your post-service claim is denied, you will receive a written notice from the Claims Administrator within 30 days of receipt of the claim, as long as all needed information identified above and any other information that the Claims Administrator may request in connection with services rendered to you was provided with the claim. The Claims Administrator will notify you within this 30-day period if additional information is needed to process the Claim and may request a one-time extension not longer than 15 days and pend your Claim until all information is received.
Once notified of the extension, you then have 45 days to provide this information. If all of the needed information is received within the 45-day time frame and the claim is denied, the claims Administrator will notify you of the denial within 15 days after the information is received. If you don't provide the needed information within the 45-day period, your claim will be denied.
A denial notice will explain the reason for denial, refer to the part of the Plan on which the denial is based, and provide the claim appeal procedures.
Pre-Service Claims
Pre-service claims are those claims that require notification or approval prior to receiving medical care or require notification within a specified time period after service begins as required under the Plan provisions. If your claim is a pre-service claim and is submitted properly with all needed information, you will receive written notice of the claim decision from the Claims Administrator within 15 days of receipt of the claim. If you file a pre-service claim improperly, the Claims Administrator will notify you of the improper filing and how to correct it within five days after the pre-service claim is received. If additional information is needed to process the pre-service claim, the Claims Administrator will notify you of the information needed within 15 days after the claim was received and may request a one-time extension not longer than 15 days and pend your claim until all information is received. Once notified of the extension, you then have 45 days to provide this information. If all of the needed information is received within the 45-day time frame, the Claims Administrator will notify you of the determination within 15 days after the information is received. If you don't provide the needed information within the 45-day period, your claim will be denied. A denial notice will explain the reason for denial, refer to the part of the Plan on which the denial is based, and provide the claim appeal procedures.

Urgent Care Claims That Require Immediate Action
Urgent care claims are those claims that require notification or approval prior to receiving medical care in which a delay in treatment could seriously jeopardize your life or health or the ability to regain maximum function or, in the opinion of a physician with knowledge of your medical condition, could cause severe pain. In these situations:
•You will receive notice of the benefit determination in writing or electronically within 72 hours after the Claims Administrator receives all necessary information, taking into account the seriousness of your condition.
•Notice of denial may be oral with a written or electronic confirmation to follow within three days.
If you filed an urgent claim improperly, the Claims Administrator will notify you of the improper filing and how to correct it within 24 hours after the urgent claim was received. If additional information is needed to process the claim, the Claims Administrator will notify you of the information needed within 24 hours after the claim was received. You then have 48 hours to provide the requested information.
You will be notified of a determination no later than 48 hours after either:
•The Claims Administrator's receipt of the requested information.
•The end of the 48-hour period within which you were to provide the additional information, if the information is not received within that time.
A denial notice will explain the reason for denial, refer to the part of the Plan on which the denial is based, and provide the claim appeal procedures.
Concurrent Care Claims
If an ongoing course of treatment was previously approved for a specific period of time or number of treatments, and your request to extend the treatment is an urgent care claim as defined above, your request will be decided within 24 hours, provided your request is made at least 24 hours prior to the end of the approved treatment. The Claims Administrator will make a determination on your request for the extended treatment within 24 hours from receipt of your request.
If your request for extended treatment is not made at least 24 hours prior to the end of the approved treatment, the request will be treated as an urgent care claim and decided according to the time frames described above. If an ongoing course of treatment was previously approved for a specific period of time or number of treatments, and you request to extend treatment in a non-urgent circumstance, your request will be considered a new claim and decided according to post-service or pre-service timeframes, whichever applies.
How to Appeal a Claim Decision
If you disagree with a pre-service or post-service claim determination after following the above steps, you can contact the applicable Claims Administrator in writing to formally request an appeal. Your first appeal request must be submitted to the Claims Administrator within 180 days after you receive the Claim denial.
Appeal Process
A qualified individual who was not involved in the decision being appealed will be appointed to decide the appeal. The Claims Administrator may consult with, or seek the participation of, medical experts as part of the appeal resolution process. You must consent to this referral and the sharing of pertinent medical claim information. Upon written request and free of charge you have the right to reasonable access to and copies of all documents, records and other information relevant to your claim for benefits.
Appeals Determinations
Pre-Service and Post-Service Claim Appeals
You will be provided written or electronic notification of the decision on your appeal as follows:
•For appeals of pre-service claims, the first-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 15 days from receipt of a request for appeal of a denied Claim. The second-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 15 days from receipt of a request for review of the first-level appeal decision.
•For appeals of post-service claims, the first-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 30 days from receipt of a request for appeal of a denied claim. The second-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 30 days from receipt of a request for review of the first-level appeal decision.

•For procedures associated with urgent Claims, refer to the following "Urgent Claim Appeals That Require Immediate Action" section.
•If you are not satisfied with the first-level appeal decision of the Claims Administrator, you have the right to request a second-level appeal from the Claims Administrator. Your second level appeal request must be submitted to the Claims Administrator in writing within 60 days from receipt of the first-level appeal decision.
•For pre-service and post-service claim appeals, the Plan Administrator has delegated to the Claims Administrator the exclusive right to interpret and administer the provisions of the Plan. The Claims Administrator's decisions are conclusive and binding.
Please note that the Claims Administrator's decision is based only on whether or not benefits are available under the Plan for the proposed treatment or procedure. The determination as to whether the pending health service is necessary or appropriate is between you and your physician.
Urgent Claim Appeals That Require Immediate Action
Your appeal may require immediate action if a delay in treatment could significantly increase the risk to your health or the ability to regain maximum function or cause severe pain.
In these urgent situations, the appeal does not need to be submitted in writing. You or your physician should call the Claims Administrator as soon as possible. The Claims Administrator will provide you with a written or electronic determination within 72 hours following receipt by the Claims Administrator of your request for review of the determination taking into account the seriousness of your condition.
For urgent claim appeals, the Plan Administrator has delegated to the applicable Claims Administrator the exclusive right to interpret and administer the provisions of the Plan. The Claims Administrator's decisions are conclusive and binding.
In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue and exhaust all claim and appeal rights described in this section before they seek any other legal recourse regarding claims for benefits.

APPENDIX C
DISCLOSURE OF GRANDFATHERED STATUS
MODEL NOTICE

AT&T, as plan sponsor, believes this Plan is a “grandfathered health plan” under the Patient Protection and Affordable Care Act (the “Affordable Care Act”). As permitted by the Affordable Care Act, a grandfathered health plan can preserve certain basic health coverage that was already in effect when that law was enacted. Being a grandfathered health plan means that the plan may not include certain consumer protections of the Affordable Care Act that apply to other plans, for example, the requirement for the provision of preventive health services without any cost sharing. However, grandfathered health plans must comply with certain other consumer protections of the Affordable Care Act, for example, the elimination of lifetime limits on benefits.
Questions regarding which protections apply and which protections do not apply to a grandfathered health plan and what might cause a plan to change from grandfathered health plan status can be directed to the plan administrator at P.O. Box 30558, Salt Lake City, Utah 84130-0558. You may also contact the Employee Benefits Security Administration, U.S. Department of labor at 1-866-444-3272 or https://www.dol.gov/ebsa/healthreform. This website has a table summarizing which protections do and do not apply to grandfathered health plans.

APPENDIX D

Notwithstanding the provisions and limitations of Section 2.15 of the Plan, the following Officers shall be included in the term “Eligible Employee” and shall be eligible to participate in the Plan (along with any Dependents) subject to all applicable provisions of the Plan:

Name	Title	Effective Date of Participation
David McAtee	Senior Executive Vice President & General Counsel	February 1, 2018